EXHIBIT 2.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

X
In re	:	Chapter 11 Case No.
:
FINLAY ENTERPRISES, INC., et al.,	:	09-14873 (JMP)
:
Debtors.	:	(Jointly Administered)
X

DEBTORS’ MODIFIED PLAN OF LIQUIDATION UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Lori R. Fife
Shai Y. Waisman
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for the Debtors and
Debtors in Possession

Dated: May 18, 2010

ARTICLE I
DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms used herein shall have the respective meanings set forth below:

1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases under sections 330, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ Estates, (b) any actual and necessary costs and expenses of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases and (d) any compensation for professional services rendered and reimbursement of expenses incurred.  Any fee or charge assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code is excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 2.4 of the Plan.

1.2 Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.3 Agency Agreement that certain agency agreement dated August 5, 2009 between Finlay Fine Jewelry and Gordon Brothers approved pursuant to the Sale Order.

1.4 Allowed means, with reference to any Claim against the Debtors, (a) any Claim against any Debtor that has been listed by such Debtor in its Schedules (as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed or no timely objection to allowance or request for estimation has been interposed, (b) any timely filed proof of Claim as to which no objection has been or is interposed in accordance with Section 7.1 of the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Claims Objection Procedures Order or the Bankruptcy Court or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (c) any Claim expressly allowed by a Final Order or under the Plan, (d) any Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to the Plan Administrator pursuant to a Final Order of the Bankruptcy Court, the Claims Objection Procedures Order, or under Section 7.3 of the Plan.  Unless otherwise specified in the Plan or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Claim from and after the Commencement Date.

1.5 Amended and Restated Credit Agreement means that certain Fourth Amended and Restated Credit Agreement dated as of November 9, 2007, as amended by Amendment No. 1 to the Credit Agreement dated November 18, 2008 and by the Limited Consent and Amendment No. 2 to Credit Agreement dated February 25, 2009, among the Debtors and other credit parties signatory thereto, GECC, as Agent, L/C Issuer, and Lender, GE Capital Markets, Inc., as Sole Bookrunner and Joint Lead Arranger, JPMorgan Securities Inc., as Joint Lead Arranger, and Wachovia Bank, NA, as Documentation Agent, and the lenders that are parties thereto from time to time.

1.6 Avoidance Actions means any actions commenced, or that may be commenced before or after the Effective Date, pursuant to section 544, 545, 547, 548, 550 or 551 of the Bankruptcy Code.

1.7 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.8 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York or any other court of the United States having jurisdiction over the Chapter 11 Cases.

1.9 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time.

1.10 Business Day means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.11 Cash means lawful currency of the United States, including, but not limited to, bank deposits, checks, and other similar items.

1.12 Cash Collateral Budget means that certain budget annexed as “Exhibit A” to the Final Cash Collateral Order as it may thereafter be amended or modified from time to time by stipulation and with the consent of the Majority in Interest.

1.13 Causes of Action means any and all Claims against a Debtor, Avoidance Actions, and rights of the Debtors, including claims of a Debtor against another Debtor or other affiliate.

1.14 Chapter 11 Cases means the jointly administered cases commenced by the Debtors styled as “In re Finlay Enterprises, Inc., et al.” and being jointly administered in the Bankruptcy Court under case number 09-14873 (JMP) under chapter 11 of the Bankruptcy Code.

1.15 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.16 Claims Objection Procedures Order means the order pursuant to section 105(a) of the Bankruptcy Code and Bankruptcy Rules 3007 and 9019(b) (i) authorizing the Debtors to file omnibus claims objections and (ii) approving procedures for settling certain claims entered by the Bankruptcy Court on January 5, 2010.

1.17 Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to section 1122 of the Bankruptcy Code.

1.18 Collateral means any property or interest in property of the Estates of the Debtors subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.19 Commencement Date means August 5, 2009, the date on which each of the respective Debtors filed their voluntary petition under chapter 11 of the Bankruptcy Code.

1.20 Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.21 Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.22 Confirmation Order means the Final Order of the Bankruptcy Court confirming the Plan.

1.23 Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened or been triggered as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.24 Creditors’ Committee means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code and represented by Moses & Singer LLP.

1.25 Debtors means each of Finlay Enterprises, Inc., Finlay Fine Jewelry Corporation, Finlay Merchandising & Buying LLC, eFinlay, Inc., Finlay Jewelry, Inc., Carlyle & Co. Jewelers, LLC, L. Congress, Inc., and Park Promenade, LLC.

1.26 Debtors in Possession means the Debtors in their capacity as Debtors in Possession in the Chapter 11 Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

1.27 Disclosure Statement means that certain disclosure statement for this Plan, dated as of May 18, 2010, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.28 Disputed means, with reference to any Administrative Expense Claim or Claim, any such Administrative Expense Claim or Claim (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, (b) which has been or hereafter is listed by a Debtor on its Schedules as unliquidated, disputed or contingent and which has not been resolved by written agreement of the parties or a Final Order or (c) as to which the Debtors or any other party in interest has interposed a timely objection and/or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and the Claims Procedures Order, which objection or request for estimation has not been withdrawn or determined by a Final Order.  Prior to the earlier of the time an objection has been timely filed and the expiration of the time within which to object to such Claim set forth herein or otherwise established by order of the Bankruptcy Court or Allowed hereunder, a Claim shall be considered a Disputed Claim to the extent that the amount of the Claim specified in a proof of Claim exceeds the amount of the Claim scheduled by the Debtor as not disputed, contingent or unliquidated.  For the avoidance of doubt, a proof of Claim for which no amount has been scheduled by the Debtors shall be considered a Disputed Claim in its entirety.

1.29 Distribution Date means a date or dates, including the Initial Distribution Date, as determined by the Plan Administrator, on which the Plan Administrator makes a distribution to holders of Allowed General Unsecured Claims and Allowed Third Lien Claims.

1.30 Distribution Record Date means, other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be five (5) Business Days from and after the Confirmation Date.

1.31 Effective Date means the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all the conditions precedent to the effectiveness of the Plan specified in Section 9.1 of the Plan shall have been satisfied or waived as provided in Section 9.2 of the Plan.

1.32 Equity Interest means the interest of any holders of equity securities of any of the Debtors represented by issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, acquire any such interest.

1.33 Estates means the Estates created pursuant to section 541 of the Bankruptcy Code upon the filing of the Chapter 11 Cases.

1.34 Excess Committee Costs means any fees and expenses from and after January 1, 2010 of any professionals retained by the Creditors’ Committee in excess of the budgeted amounts set forth in the Cash Collateral Budget and which shall be paid solely from the Harbinger Cash Contribution.

1.35 Excess Plan Administrator GUC Costs means any amounts expended in excess of the amounts set forth in the budget for the Plan Administrator referred to in Section 5.3(a) for the reconciliation and payment of General Unsecured Claims, which amounts shall be paid from the Harbinger Cash Contribution.

1.36 FF&E Sale Order means that certain order of the Bankruptcy Court dated November 15, 2009, authorizing inter alia (A) the sale of assets, free and clear of liens, claims, encumbrances and other interests and (B) assumption and assignment of nonresidential leases of real property.

1.37 Final Cash Collateral Order means that Final Order (i) Authorizing Use of Cash Collateral, (ii) Granting Adequate Protection, and (iii) Modifying the Automatic Stay entered by the Bankruptcy Court on August 20, 2009 (as amended, modified or supplemented from time to time in accordance therewith).

1.38 Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or, (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

1.39 Finlay Enterprises means Finlay Enterprises, Inc., a Delaware corporation.

1.40 Finlay Fine Jewelry means Finlay Fine Jewelry Corporation, a Delaware corporation.

1.41 GECC means General Electric Capital Corporation, as agent under that certain Fourth Amended and Restated Credit Agreement dated as of November 9, 2007.

1.42 General Unsecured Claim means any Claim against the Debtors other than an Administrative Expense Claim, Professional Compensation and Reimbursement Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Second Lien Note Claim, Third Lien Claim, or Equity Interest.

1.43 Gordon Brothers means Gordon Brothers Retail Partners, LLC.

1.44 Harbinger means Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P.

1.45 Harbinger Cash Contribution means the $7.0 million in cash funded from the sale of Harbinger’s Third Lien Notes by Harbinger to Coliseum Capital Management, LLC (“Coliseum”), JMB Capital Partners LP (“JMB”), and MFP Partners LP (“MFP”) and held in escrow (the “Escrow”) pursuant to that certain Escrow Agreement, dated as of May 3, 2010, by and among Harbinger, Coliseum, JMB, MFP, and Pryor Cashman LLP, as escrow agent, that will be transferred to the Post Effective Date Debtors for distribution by the Plan Administrator (without any deductions for any Administrative Expense Claims, Priority Tax Claims, Other Priority Claims or expenses of the Plan Administrator, unless otherwise expressly provided herein) to holders of allowed General Unsecured Claims, excluding Harbinger and its assigns on account of any deficiency claim under the Third Lien Notes, on a pro-rata basis and in accordance with the terms herein.  For the avoidance of doubt, (i) the Harbinger Cash Contribution represents the first $7.0 million that would otherwise have been distributed to Harbinger in its capacity as the former holder of a Third Lien Claim, and (ii) upon the release of the Escrow, the Harbinger Cash Contribution shall have been fully satisfied under this Plan, and therefore all distributions on account of the Third Lien Note Claims shall go to the holder(s) thereof without the need to deduct for the Harbinger Cash Contribution.

1.46 HSBC means HSBC Bank USA, National Association, as collateral agent and indenture trustee, including its successors in such capacity, under the Third Lien Indenture.

1.47 Initial Distribution Date means a date as soon as reasonably practicable but in no event later than 30 days after the Effective Date, as determined by the Plan Administrator, on which the Plan Administrator makes an initial distribution to holders of Allowed General Unsecured Claims and Allowed Third Lien Claims.

1.48 Intercompany Claim means any Claim against any Debtor held by another Debtor.

1.49 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.50 Local Bankruptcy Rules means the Local Bankruptcy Rules for the Southern District of New York, as amended from time to time.

1.51 Majority in Interest means the holders of a majority of the outstanding principal amount of the Third Lien Notes as of the Record Date (as defined in the Disclosure Statement).

1.52 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under section 507(a)(3), (4), (5), (6), (7), (9) or (10) of the Bankruptcy Code.

1.53 Other Secured Claims means any Secured Claim against the Debtors not constituting a Second Lien Note Claim or a Third Lien Claim.

1.54 Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.55 Plan means this Plan of Liquidation Under Chapter 11 of the Bankruptcy Code, dated as of March 26, 2010, including, without limitation, the schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.56 Plan Administrator means the person or entity selected by the Debtors and reasonably acceptable to HSBC, the Majority in Interest and the Creditors’ Committee charged with overseeing, inter alia, (a) the Claims resolution process, (b) the Claims distribution process, and (c) the wind-down process of the Debtors and the Post Effective Date Debtors.

1.57 Plan Supplement means the supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan specified in Section 10.11 of the Plan, to be filed with the Bankruptcy Court no later than ten (10) calendar days prior to the deadline set to file objections to confirmation of the Plan.

1.58 Post Effective Date Debtors means any of the Debtors on and after the Effective Date.

1.59 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.60 Released Parties means each of the (i) Debtors and their estates, (ii) the Creditors’ Committee and each of the members of the Creditors’ Committee (solely in that capacity) who acted in such capacity after the Commencement Date, (iii) GECC, (iv) Wilmington Trust, (v) HSBC, (vi) Harbinger, and (vii) the Senior Lenders, and in each case, each of their present or former directors, officers, members, managers, partners, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives (and their respective affiliates).

1.61 Sale Order that certain order dated September 25, 2009, authorizing the Debtors, inter alia, to enter into the Agency Agreement.

1.62 Schedules means, collectively, the schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases and statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms in the Chapter 11 Cases, as may have been amended or supplemented through the Confirmation Date pursuant to Bankruptcy Rule 1007.

1.63 Second Lien Indenture means that certain second lien indenture dated as of November 26, 2008 between Finlay Fine Jewelry and Wilmington Trust, as trustee.

1.64 Second Lien Notes means the 11.375%/12.125 senior secured second lien notes due June 1, 2012 issued by Finlay Fine Jewelry pursuant to the Second Lien Indenture.

1.65 Second Lien Note Claims means all Claims arising under or in connection with the Second Lien Notes and the Second Lien Indenture.

1.66 Secured Claim means any Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

1.67 Secured Vendor Acceptance Agreement means any of the Secured Vendor Acceptance and Agreements dated as of February 23, 2009 entered into among the Debtors, Harbinger and any of the additional secured vendors parties set forth on Exhibit “A” hereto.

1.68 Secured Vendor Claims means the unpaid portion of all Claims arising under or in connection with the Secured Vendor Acceptance Agreements, as set forth on Exhibit “A” hereto.

1.69 Senior Indemnity Account means that certain account established pursuant to the Final Cash Collateral Order for the purpose of securing certain reimbursement, indemnification or similar continuing obligations of the Debtors.

1.70 Senior Lenders means those parties party from time to time to that certain Fourth Amended and Restated Credit Agreement dated as of November 9, 2007.

1.71 Senior Unsecured Notes means the 8-3/8% senior unsecured notes due June 1, 2012 issued by Finlay Fine Jewelry pursuant to the Senior Unsecured Note Indenture.

1.72 Senior Unsecured Note Indenture means that certain indenture dated as of June 3, 2004 between Finlay Fine Jewelry and U.S. Bank, as successor trustee to HSBC.

1.73 Subsidiary Debtor means each of the direct and indirect subsidiaries of Finlay Enterprises.

1.74 Third Lien Indenture means that certain third lien indenture dated as of November 26, 2008 between Finlay Fine Jewelry and HSBC, as trustee.

1.75 Third Lien Notes means the 8.375%/8.945 senior secured third lien notes due June 1, 2012 issued by Finlay Fine Jewelry pursuant to the Third Lien Indenture.

1.76 Third Lien Note Claims means all Claims arising under or in connection with the Third Lien Notes and the Third Lien Indenture.

1.77 Third Lien Claims means all Third Lien Note Claims and Secured Vendor Claims.

1.78 Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is asserted or sought to be estimated.

1.79 U.S. Bank means U.S. Bank National Association, as successor trustee, including its successors in such capacity, under the Senior Unsecured Note Indenture.

1.80 U.S. Trustee means the United States Trustee appointed under section 581 of title 28 of the United States Code to serve in the Southern District of New York.

1.81 Wilmington Trust means Wilmington Trust FSB, as successor indenture trustee, including its successors in such capacity, under the Second Lien Indenture.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective section in, article of or schedule or exhibit, to the Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan.  A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II
PROVISIONS FOR PAYMENT OF ADMINISTRATIVE
EXPENSES AND PRIORITY TAX CLAIMS

2.1 Administrative Expense Claims.

Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, has been paid during the Chapter 11 Cases or is provided for elsewhere in this Plan, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on or as soon as reasonably practicable following the later to occur of (a) Effective Date and (b) the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by the Debtors or Post Effective Date Debtors, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

The reasonable fees and expenses of Wilmington Trust, HSBC, Harbinger, and the Creditors’ Committee, and their respective professionals, for the period from the Commencement Date through and including December 31, 2009 shall be paid as Administrative Expense Claims without reference to amounts set forth in the Cash Collateral Budget.  For the periods on or after January 1, 2010, the reasonable fees and expenses of the aforementioned professionals shall be paid in the amounts set forth in the Cash Collateral Budget; provided, however that Excess Committee Costs (if any), Excess Plan Administrator GUC Costs (if any), and the reasonable fees and expenses of U.S. Bank and its professionals shall be paid solely from the Harbinger Cash Contribution.  Professional fees of Wilmington Trust, HSBC and the Debtors in excess of the amounts set forth in the Cash Collateral Budget shall be paid by the Debtors’ estates as Allowed Administrative Expense Claims prior to the payment of Third Lien Claims, but subject to the consent of the Majority in Interest (which consent shall not be unreasonably withheld).

2.2 Professional Compensation and Reimbursement Claims.

All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is forty-five (45) days after the Effective Date their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such Administrative Expense Claim other than Excess Committee Costs and Excess Plan

Administrator GUC Costs, which are to be paid from the Harbinger Cash Contribution.  The Post Effective Date Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval, including the reasonable fees and expenses of counsel to the Post Effective Date Debtors, subject to a budget reasonably acceptable to the Majority in Interest.

2.3 Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim, payment in Cash in the full amount of such Allowed Priority Tax Claim, on or as soon as reasonably practicable following the later to occur of (x) the Effective Date, and (y) the date on which such claim becomes Allowed.

2.4 Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date, with interest under title 31 of section 3717, if any.

2.5 Second Lien Note Claims.

As of the Effective Date, holders of Allowed Second Lien Note Claims shall retain, in full and final satisfaction of the Allowed Second Lien Note Claims, all amounts previously paid to and received by the holders of such Claims pursuant to the Final Cash Collateral Order on account of the Second Lien Note Claims and such payments shall not be subject to avoidance, disallowance, disgorgement, recharacterization, or subordination (whether equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law.  In addition, upon the expiration of the Challenge Period (as defined in the Final Cash Collateral Order) with respect to the Second Lien Note Claims and Liens and the Third Lien Claims and Liens as set forth in the Final Cash Collateral Order, Wilmington Trust shall immediately surrender the proceeds of the Senior Indemnity Account to the Plan Administrator to be distributed in accordance with the Plan.

ARTICLE III
CLASSIFICATION OF CLAIMS AND
EQUITY INTERESTS, IMPAIRMENT AND VOTING

The following table designates the classes of Claims against and Equity Interests in the Debtors and specifies which of those classes are impaired or unimpaired by the Plan and entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to reject the Plan.

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 3	Third Lien Claims	Impaired	Yes
Class 4	General Unsecured Claims	Impaired	Yes
Class 5	Equity Interests	Impaired	No (deemed to reject)

ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1 Other Priority Claims (Class 1).

(a) Impairment and Voting.  Class 1 is unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction of such unpaid Allowed Other Priority Claim, (a) Cash in the full amount of such claim (excluding post-petition interest) on or as soon as reasonably practicable following the later to occur of (x) the Effective Date or as soon thereafter as is reasonably practicable and (y) the date on which such Claim becomes Allowed or (b) receive such other terms determined by the Bankruptcy Court to provide the holder deferred cash payments having a value, as of the Effective Date, equal to such Claim.

4.2 Other Secured Claims (Class 2).

(a) Impairment and Voting.  Class 2 is unimpaired by the Plan.  To the extent Allowed Other Secured Claims exist, each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, each holder of an Allowed Other Secured Claim shall (a) receive Cash on or as soon as reasonably practicable following the later to occur of (x) the Effective Date and (y) the date on which such Claim becomes Allowed, or (b) otherwise be rendered unimpaired within the meaning of section 1124 of the Bankruptcy Code, in full satisfaction of such unpaid Allowed Other Secured Claim.  To the extent any Other Secured Claims are Allowed and entitled to postpetition interest under the Bankruptcy Code, such Other Secured Claims shall accrue such interest until they are paid in full.

4.3 Third Lien Claims (Class 3).

(a) Impairment and Voting.  Class 3 is impaired by the Plan.  Each holder of an Allowed Third Lien Claim is entitled to vote to accept or reject the Plan in the amounts set forth on Exhibit “A” hereto in the column entitled “Class 3 Claim.”  The amounts listed on Exhibit “A” hereto are estimates used solely for voting purposes, and shall not govern distributions to the holders of such Claims.

(b) Distributions.  Except to the extent that a holder of an Allowed Third Lien Claim agrees to a different treatment, on the Effective Date or as soon as practicable thereafter, but in no event later than the Initial Distribution Date and on subsequent distribution dates as determined by the Plan Administrator, after the payment (or establishment of an adequate reserve therefor) of all then due Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Professional Compensation and Reimbursement Claims, Allowed Other Priority Claims, Allowed Second Lien Claims (if any), Allowed Other Secured Claims, and expenses of the Plan Administrator, in each case as provided for under this Plan, the holders of Allowed Third Lien Claims shall receive the net cash proceeds of all of the assets of the Debtors and the Post Effective Date Debtors, including the Senior Indemnity Account and the Debtors’ share of the cash proceeds from the sale of augment inventory by Gordon Brothers or otherwise for the pro-rata distribution to holders of Allowed Third Lien Claims; provided that the Harbinger Cash Contribution, which was set aside for distribution in the Escrow in accordance with Section 4.4(b) of the Plan, shall be fully satisfied under the Plan, and therefore all distributions on account of the Third Lien Note Claims shall go to the holders thereof without the need to deduct for the Harbinger Cash Contribution; provided, further, that in no event shall any holder of an Allowed Third Lien Claim receive distributions under the Plan in excess of the Allowed amount of such Allowed Third Lien Claim.  All distributions to the holders of Allowed Third Lien Claims shall be made to the holder of such Claims according to the Claims register maintained by the Debtors’ claims agent.

4.4 General Unsecured Claims (Class 4).

(a) Impairment and Voting.  Class 4 is impaired by the Plan.  Each holder of a General Unsecured Claim is entitled to vote to accept or reject the Plan.  For the avoidance of doubt, each holder of an Allowed Third Lien Claim shall be entitled to vote a General Unsecured Claim in Class 4 to accept or reject the Plan on account of its deficiency Claim in the amount set forth on Exhibit “A” hereto in the column entitled “Class 4 Claim.”  The amounts listed on Exhibit “A” hereto are estimates used solely for voting purposes, and shall not govern distributions to the holders of such Claims.

(b) Distributions.  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment, on the Effective Date or as soon as practicable thereafter, and on subsequent distribution dates as determined by the Plan Administrator, each holder of an Allowed General Unsecured Claim, including any claims arising under or relating to the Senior Unsecured Notes, the Senior Unsecured Note Indenture, or any deficiency claims of holders of Allowed Third Lien Claims (excluding the Third Lien Claims of Harbinger and its assigns), shall receive its pro-rata share of the Harbinger Cash Contribution, after deducting (i) any Excess Plan Administrator GUC Costs, (ii) any Excess Committee Costs, and (iii) the reasonable fees and expenses of U.S. Bank and its professionals; provided that in no event shall any holder of an Allowed General Unsecured

Claim receive distributions hereunder in excess of the Allowed amount of such General Unsecured Claim.  For the avoidance of doubt, the deficiency claims of holders of Allowed Third Lien Claims shall be calculated in each instance by subtracting the actual Class 3 recovery from the total amount of the Allowed Third Lien Claim.

4.5 Equity Interests (Class 5).

(a) Impairment and Voting.  Class 5 is impaired by the Plan.  Each holder of an Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions.   On the Effective Date, all Equity Interests issued by Finlay Enterprises shall be cancelled and one new share of Finlay Enterprises’ common stock shall be issued to the Plan Administrator who will hold such share for the benefit of the holders of such former Equity Interests consistent with their former economic entitlements.  All Equity Interests of the other Debtors shall be cancelled when such Debtors are dissolved or merged out of existence in accordance with Sections 5.4, 5.8, and 5.10 hereof.  Each holder of an Equity Interest shall neither receive nor retain any property or interest in property on account of such Equity Interest; provided, however, that in the event all Allowed Claims have been satisfied in accordance with the Bankruptcy Code and the Plan, holders of Equity Interests may receive a pro rata distribution of any remaining assets of the Debtors.  The rights of an equity holder under this section shall be nontransferable.  On or promptly after the Effective Date, Finlay Enterprises shall file with the Securities and Exchange Commission a Form 15 for the purpose of terminating the registration of any of its publicly traded securities.   All common stock in Finlay Enterprises outstanding after the Effective Date shall be cancelled on the date Finlay Enterprises is dissolved in accordance with Sections 5.4, 5.8, and 5.10 hereof.

ARTICLE V
MEANS OF IMPLEMENTATION

5.1 Substantive Consolidation.

The Plan contemplates and is predicated upon substantive consolidation of the Debtors into a single entity solely for purpose of all actions and distributions under the Plan.  Entry of the Confirmation Order shall constitute approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution.  On and after the Effective Date, (i) all assets and liabilities of the Debtors shall be deemed merged so that all of the assets of the Debtors shall be available to pay all of the liabilities under the Plan as if it were one company, (ii) no distributions shall be made under the Plan on account of Intercompany Claims among the Debtors, (iii) no distributions will be made under the Plan on account of any Equity Interests of the Subsidiary Debtors, (iv) all guarantees of the Debtors of the obligations of any other Debtor shall deemed be eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of the Debtors shall be deemed one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors.

5.2 Settlement of Certain Claims.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan.  All Plan distributions made to creditors holding Allowed Claims in any Class are intended to be and shall be final, and no Plan distribution to the holder of a Claim in one Class, other than the Harbinger Cash Contribution, shall be subject to being shared with or reallocated to the holders of any Claim in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement or other similar inter-creditor arrangement or otherwise.

5.3 The Plan Administrator.

(a) The Plan Administrator shall, on behalf of the Post Effective Date Debtors, among other things, (a) oversee the Claims resolution, distribution and objection process, and (b) wind down the Debtors and the Post Effective Date Debtors including through the sale or abandonment of the estates’ remaining assets, subject to an initial budget in a form reasonably acceptable to the Debtors, HSBC, the Majority in Interest and the Committee, which budget shall separately allocate amounts for the reconciliation and payment of General Unsecured Claims; provided, however that any Excess Plan Administrator GUC Costs shall be paid from the Harbinger Cash Contribution; provided, further, that any modification to the aforementioned budget shall be reasonably acceptable to the Plan Administrator and the Majority in Interest.  The Post Effective Date Debtors, acting through the Plan Administrator, shall be responsible for reconciling Claims.

(b) The initial Plan Administrator shall be (i) selected by the Debtors and shall be reasonably acceptable to HSBC, Harbinger, the Majority in Interest, and the Creditors’ Committee, and (ii) named in the Plan Supplement.

(c) The salient terms of the Plan Administrator’s employment, including the Plan Administrator’s duties and compensation (which compensation shall be negotiated by the Plan Administrator, the Debtors, HSBC, the Majority in Interest and the Creditors’ Committee) shall be set forth in the Plan Supplement and the Confirmation Order, and shall be consistent with that of similar functionaries in similar types of bankruptcy proceedings.

(d) In the event the Plan Administrator dies, is terminated, or resigns for any reason, a successor shall be designated by the Post Effective Date Debtors and shall be reasonably acceptable to the Majority in Interest.

(e) On the Effective Date, (i) the authority, power and incumbency of the persons then acting as directors and officers of the Debtors shall be terminated and such directors and officers shall be deemed to have resigned, (ii) the Plan Administrator shall have the powers of an officer of the Post-Effective Date Debtors along with other officers, if elected by the Debtors and reasonably acceptable to the Committee, HSBC and the Majority in Interest, (iii) the Plan Administrator shall be deemed to hold 100% of the Equity Interests in the Post Effective Date Debtors until dissolution of the Post Effective Date Debtors pursuant to the Plan, (iv) the Post Effective Date Debtors shall assign and transfer absolutely and unconditionally to the Plan Administrator, on behalf of the Post Effective Date Debtors, all of their assets and (v) the Post Effective Date Debtors shall be authorized to be (and, by the conclusion of the winding up of their affairs, shall be) dissolved.

5.4 Termination of the Post Effective Date Debtors.

The Post Effective Date Debtors will terminate after the liquidation, administration, and distribution of the Cash and any other asset of the Debtors in accordance with the Plan and their material completion of all other duties and functions set forth herein, but in no event later than eighteen (18) months after the Effective Date, unless extended by agreement between the Plan Administrator and the Majority in Interest.  Upon such termination, the Plan Administrator shall cause to be filed with the States of Delaware, Florida and any other governmental authority such certificate of dissolution or cancellation and other certificates or documents as may be or become necessary to implement the termination of the legal existence of the Post Effective Date Debtors.

5.5 Duties and Powers of the Plan Administrator.

(a) General Authority.

The Plan Administrator, together with its representatives and professionals, shall administer the Plan with respect to the Post Effective Date Debtors.  In such capacity, the powers of the Plan Administrator shall include any and all powers necessary to implement the Plan with respect to the Post Effective Date Debtors and to administer and distribute the assets and wind up the business and affairs of the Debtors and Post Effective Date Debtors, including, but not limited to (i) resolving claims (including the ability to object to, seek to subordinate, compromise, or settle, any or all Claims against the Post Effective Date Debtors) other than Claims that are Allowed under the Plan, (ii) liquidating assets, (iii) abandoning assets, (iv) retaining professionals, (v) maintaining books and records, (vi) entering into agreements, (vii) investing Cash, and (viii) paying any and all reasonable fees and expenses of the Post Effective Date Debtors.

(b) Tax Obligations.

The Plan Administrator shall be further authorized to (i) administer and pay taxes, including filing of tax returns, (ii) request an expedited determination of any unpaid tax liability of the Post Effective Date Debtors or the Estates under section 505 of the Bankruptcy Code for all taxable periods of the Debtors through the liquidation of the Post Effective Date Debtors as determined under applicable tax laws, and (iii) represent the interest and account of the Post Effective Date Debtors or the Estates before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit.

5.6 Method of Distributions Under the Plan.

(a) All distributions to holders of Allowed Secured Vendor Claims and Allowed General Unsecured Claims (other than General Unsecured Claims arising under or relating to the Third Lien Indenture or the Senior Unsecured Note Indenture) against the Debtors shall be made by the Plan Administrator in accordance with the terms of the Plan.  Unless otherwise agreed to by HSBC, U.S. Bank, the Majority in Interest and the Plan Administrator, all distributions to holders of Allowed Third Lien Note Claims and Allowed General Unsecured Claims arising under or relating to the Third Lien Indenture or the Senior Unsecured Note Indenture shall be made by HSBC or U.S. Bank, as applicable, as the respective indenture trustee under the Third Lien Indenture and Senior Unsecured Note Indenture on the terms described below.

(b) As Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Priority Tax Claims, and Other Priority Claims become Allowed, the Plan Administrator shall pay the holders of such Allowed Claims in Cash as provided hereunder.

(c) At reasonable periodic intervals determined by the Plan Administrator, in its sole discretion, the Plan Administrator shall make payments to holders of Allowed Third Lien Claims in accordance with Section 4.3 of this Plan, but in no event shall the first distribution occur later than the Initial Distribution Date; provided, however, that, subject to a budget reasonably acceptable to the Majority in Interest, the Post Effective Date Debtors shall maintain sufficient Cash as reasonably necessary to (1) meet the reasonable, necessary administrative expenses of the Post Effective Date Debtors incurred after the Effective Date, (2) pay reasonable administrative expenses of the Debtors’ estates that have not been paid (including the professional fees and expenses of the Debtors) or have not been Allowed as of the Effective Date but which are subsequently Allowed, (3) satisfy other liabilities incurred by the Post Effective Date Debtors permitted in accordance with the Plan, and (4) otherwise perform the functions and take the actions provided for or permitted herein.

To the extent any of the assets associated with any of the Debtors’ stores or locations have not been liquidated on or prior to the Effective Date, such assets shall be liquidated by the Plan Administrator, and the net proceeds shall be distributed pro rata to the holders of Allowed Third Lien Claims as soon as practicable thereafter.  All amounts paid to and received by the holders of Third Lien Claims pursuant to the Plan shall not be subject to avoidance, disallowance, disgorgement, recharacterization, or subordination (whether equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

All distributions on account of Third Lien Note Claims shall be made in accordance with the Plan.  If a distribution is made to HSBC on account of the Third Lien Note Claims, it shall administer the distribution in accordance with the Plan and the Third Lien

Indenture and shall be compensated for all of its reasonable out-of-pocket fees and expenses related to such distributions (and for the reasonable fees and expenses of any counsel or professional engaged by HSBC with respect to administering or implementing such distributions), by the Post Effective Date Debtors or the Plan Administrator, as appropriate, in the ordinary course upon the presentation of invoices by HSBC to the Plan Administrator with copies to the Majority in Interest, but subject to a budget reasonably acceptable to the Majority in Interest.  Compensation of HSBC for services relating to distributions under this Plan shall be made without the need for filing any application or request with, or approval by, the Bankruptcy Court.

HSBC, U.S. Bank, and Wilmington Trust shall not be required to give any bond, surety, or other security for the performance of their duties with respect to the administration and implementation of distributions.

(d) At reasonable periodic intervals determined by the Plan Administrator, in its sole discretion, the Plan Administrator shall make payments to holders of Allowed General Unsecured Claims in accordance with Section 4.4 of this Plan, but in no event shall the first distribution occur later than the Initial Distribution Date.  The Plan Administrator shall maintain a reserve of Cash from the Harbinger Cash Contribution sufficient to pay (i) Excess Plan Administrator GUC Costs and Excess Committee Costs, (ii) the reasonable fees and expenses of U.S. Bank and its professionals, and (iii) holders of Disputed General Unsecured Claims the amount such holders would be entitled to receive under the Plan if such Claims were to become Allowed General Unsecured Claims.  In the event the holders of Allowed General Unsecured Claims have not received payment in full on account of their Claims after the resolution of all Disputed Claims, then the Plan Administrator shall make a final distribution of all remaining Cash out of the Harbinger Cash Contribution (other than the amount of Cash necessary to pay Excess Plan Administrator GUC Costs and Excess Committee Costs) in accordance with Section 4.4 of this Plan to all holders of Allowed General Unsecured Claims.

(e) Notwithstanding anything in this Plan or the Disclosure Statement to the contrary, the Plan Administrator shall have the authority to object to the allowance or payment of any Disputed Claims on any grounds in accordance with the procedures set forth herein; provided, however, the Plan Administrator shall make distributions in accordance with Section 5.6(d) of this Plan with respect to the undisputed portion of any Disputed General Unsecured Claims.

(f) Notwithstanding the foregoing, if the remaining funds of the Post Effective Date Debtors are less than $50,000 after the resolution of all Disputed Claims, and the Plan Administrator, in its sole discretion, determines that it would cost more than $50,000 to distribute such funds, the Plan Administrator may donate such funds to an I.R.C. 501(c)(3) tax-exempt organization of its choice.

5.7 Closing of the Debtors’ Chapter 11 Cases.

When all Disputed Claims have become Allowed Claims or have been disallowed by Final Order, and all remaining Cash, including the Harbinger Cash Contribution, has been distributed in accordance with the Plan and the business and affairs of the Post Effective Date Debtors otherwise wound up, the Plan Administrator shall seek authority from the Bankruptcy Court to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

5.8 Cancellation of Existing Agreements and Equity Interests.

Except (a) as otherwise expressly provided in the Plan, (b) with respect to executory contracts or unexpired leases that have been assumed and assigned by the Debtors, (c) for purposes of evidencing a right to distributions under the Plan, or (d) with respect to any Claim that is reinstated and rendered unimpaired under the Plan, on the date of closing of these Chapter 11 Cases in accordance with Sections 5.7 and 10.3 herein, all instruments evidencing any Claims against the Debtors or Post Effective Date Debtors or Equity Interests shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors and Post Effective Date Debtors thereunder shall be discharged.

Notwithstanding anything contained herein to the contrary, following the Effective Date, and until such time as the closing of these Chapter 11 Cases in accordance with Sections 5.7 and 10.3 herein occurs, each of the Third Lien Indenture and Senior Unsecured Note Indenture shall continue to exist solely for the purpose of allowing HSBC and U.S. Bank to (i) perform all necessary acts in their capacities as trustee and collateral agent under the Third Lien Indenture and Senior Unsecured Note Indenture, respectively, as provided under the Plan and Confirmation Order, including, but not limited to, making distributions under the applicable indenture, (ii) pursuant to the terms of the applicable indenture, exercise their rights and perform their obligations under the Plan and Confirmation Order, and (iii) exercise any contractual right of priority or charging lien HSBC or U.S. Bank may have under the applicable indenture with respect to distributions made pursuant to the terms of the Plan.  Following the closing of these Chapter 11 Cases in accordance with Sections 5.7 and 10.3 herein, HSBC and U.S. Bank shall have no further obligations under the Third Lien Indenture and the Senior Unsecured Note Indenture, respectively.

5.9 Surrender of Existing Securities

 As soon as practicable, on or after the Effective Date, each holder of Third Lien Note Claims and Senior Unsecured Note Claims shall surrender its note(s) to HSBC or U.S. Bank, as the applicable indenture trustee, or in the event such note(s) are held in the name of, or by a nominee of The Depository Trust Company, the Post Effective Date Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the applicable indenture trustee.  No distributions under the Plan shall be made for or on behalf of such holder unless and until such note is received by HSBC or U.S Bank, as applicable, or appropriate instructions from The Depository Trust Company shall be received by the applicable indenture trustee or the loss, theft or destruction of such note is established to the reasonable satisfaction of HSBC or U.S. Bank, as applicable, which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Post Effective Date Debtor, and HSBC or U.S. Bank, as applicable, harmless in respect of such note and any distributions made thereof.  Upon compliance with this Section by a holder of any note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder that fails to surrender such note or satisfactorily explains its non-availability to HSBC or U.S. Bank, as applicable, within six (6) months of the Effective Date shall be deemed to have no further Claim against the Debtors, the Post Effective Date Debtors (or their property), HSBC or U.S. Bank, as applicable, in respect of such Claim and shall not participate in any distribution under the Plan.  All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Post Effective Date Debtors by the applicable indenture trustee to be redistributed in accordance with Section 6.6 of the Plan, and any such security shall be cancelled.

Notwithstanding the foregoing, if the record holder of a Third Lien Note Claim or Senior Unsecured Notes is the Depository Trust Company or its nominee or such other securities depository or custodian thereof, or if a Third Lien Note Claim or Senior Unsecured Notes are held in book-entry or electronic form pursuant to a global security held by the Depository Trust Company, then the beneficial holder of an Allowed Third Lien Note Claim or Senior Unsecured Notes shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon the cancellation of such global security by the Depository Trust Company or such other securities depository or custodian thereof.

5.10 Equity Interests in Subsidiary Debtors.

On the Effective Date, at the option of the Plan Administrator, each respective Equity Interest in any of the Subsidiary Debtors shall either be (i) unaffected by the Plan, in which case the Debtor holding such Equity Interests shall continue to hold such Equity Interests, or (ii) cancelled.

ARTICLE VI
PROVISIONS GOVERNING VOTING AND DISTRIBUTIONS

6.1 Voting of Claims.

Each holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to Articles III and IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

6.2 Nonconsensual Confirmation.

If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 12.5 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.  With respect to impaired classes of Claims that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.1

6.3 Distributions on Allowed General Unsecured Claims.

All Allowed General Unsecured Claims held by a single creditor shall be aggregated and treated as a single Claim.  At the written request of the Plan Administrator, any creditor holding multiple Allowed General Unsecured Claims shall provide to the Post Effective Date Debtors or the Plan Administrator, as the case may be, a single address to which any distributions shall be sent.

6.4 Date of Distributions.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.5 Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, as applicable, unless the Debtors or Post Effective Date Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules.  Payment shall be made to the holder of the Allowed Claim on the Distribution Record Date, unless the holder of such Allowed Claim has directed the Debtors or the Post Effective Date Debtors, in writing, to make payment to a third party (including through the filing of a proof of Claim instructing the Debtors to make payment to a third party thereon).  A holder of an Allowed Claim shall not receive a distribution under this Plan unless it provides to the Plan Administrator a tax identification number.  Nothing in this Plan shall require the Post Effective Date Debtors or the Plan Administrator to attempt to locate any holder of an Allowed Claim.

6.6 Unclaimed Distributions.

All distributions under the Plan that are unclaimed for a period of six (6) months after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and any entitlement of any holder of any Claims to such distributions shall be extinguished and forever barred.  Subject to the conditions set forth in the Plan, any distributions

_________________
1 The Class of Equity Interests is deemed to reject the Plan and, therefore, the Debtors will request confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code over the objection of the Class of Equity Interests (Class 5).

that remain unclaimed after the expiration of the sixth (6) month period set forth in the immediately preceding sentence shall be redistributed in the following manner in accordance with the Plan: (a) with regard to any unclaimed distributions made on account of any Allowed Third Lien Claims, such unclaimed funds shall be redistributed pro-rata to the holders of Allowed Third Lien Claims, and (b) with regard to any unclaimed distributions made on account of any Allowed General Unsecured Claims, such unclaimed funds shall be redistributed pro-rata to the holders of Allowed General Unsecured Claims.

6.7 Distribution Record Date.

With respect to holders of all Secured Vendor Claims and General Unsecured Claims, on the Distribution Record Date, the Claims register shall be closed and any transfer of any Claim thereafter shall be prohibited.   The Debtors and the Post Effective Date Debtors shall have no obligation to recognize any transfer of any such Secured Vendor Claims or General Unsecured Claims occurring after the close of business after such date.

6.8 Manner of Payment.

At the option of the Plan Administrator, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.  All distributions of Cash to the creditors of each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Debtor.

6.9 Cash Distributions.

No interim distribution of Cash less than $100 shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the Plan Administrator, with a copy to the Debtors or Post Effective Date Debtors, as applicable, and the Creditors’ Committee if such request is made prior to the Effective Date.  Any funds not distributed pursuant to this Section will be held for the benefit of the designated recipient pending a final distribution.

6.10 Setoffs and Recoupment.

Other than with respect to Claims Allowed hereunder, the Debtors may, but shall not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Post Effective Date Debtors of any such Claim it may have against such claimant.

6.11 Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.12 Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

6.13 Payment of Statutory Fees.

The Debtors shall pay all U.S. Trustee quarterly fees under 28 U.S.C. § 1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717, on all disbursements, including plan payments and disbursements in and outside the ordinary course of business, until the entry of a final decree, dismissal of the cases, or conversion of the cases to cases under Chapter 7.

ARTICLE VII
PROCEDURES FOR TREATING DISPUTED
CLAIMS UNDER PLAN OF REORGANIZATION

7.1 Objections.

As of the Effective Date, objections to, and requests for estimation of, Claims against the Debtors may be interposed and prosecuted only by the Plan Administrator, who shall consult with the Post Effective Date Debtors.  Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of: (i) the later of one hundred and eighty (180) days after the Effective Date or sixty (60) days after the date on which such Claim was filed (provided that any Claims filed after the Effective Date shall be deemed null and void and no further action shall be required by the Debtors in respect thereof), or (ii) such later date as may be fixed by the Bankruptcy Court.

7.2 Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, distributions, if any, shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Disputed Administrative Expense Claim becomes a Final Order, the Plan Administrator will provide to the holder of such Administrative Expense Claim or Claim the distribution (excluding any post-petition interest), if any, to which such holder is entitled under the Plan.

7.3 Resolution of Claims.

On and after the Effective Date, the Plan Administrator shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims after consulting with the Post Effective Date Debtors, and to compromise, settle or otherwise resolve any Disputed Claims without approval of the Bankruptcy Court.  The provisions of the Claims Objection

Procedures Order shall remain in full force and effect and shall apply to the Plan Administrator with respect to the resolution of any Disputed Claims; provided, however, that any provision of the Claims Objection Procedures Order requiring the Debtors to submit any proposal to compromise, settle, resolve or withdraw a Claim for the advice, consent, or approval of the Creditors’ Committee shall have no effect to the extent the Creditors’ Committee shall have previously been dissolved.

7.4 Estimation of Claims.

The Debtors, the Post Effective Date Debtors or the Plan Administrator may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors, the Post Effective Date Debtors or the Plan Administrator previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors, the Post Effective Date Debtors or the Plan Administrator may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.5 Interest.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon that accrued after the Effective Date.

ARTICLE VIII
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Rejection of Any Remaining Executory Contracts and Unexpired Leases.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between any of the Debtors and any person or entity shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (a) that has been rejected by a Final Order of the Bankruptcy Court prior to the Effective Date, (b) that has been assumed or assumed and assigned pursuant to an order of the Bankruptcy Court, including without limitation the Sale Order and the FF&E Sale Order, entered prior to the Effective Date, (c) as to which a motion for approval of the assumption or assumption and assignment of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, or (d) that is listed by the Debtors in the Plan Supplement.  With respect to those executory contracts and unexpired leases set forth in the Plan Supplement, the period for the assumption, assumption and assignment, or rejection of such executory contracts and unexpired leases shall be extended until the date of closing of the Chapter 11 Cases in accordance with Section 5.7 herein.

8.2 Approval of Rejection of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption or rejection of the executory contracts and unexpired leases assumed or rejected pursuant to Section 8.1 of the Plan.

8.3 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.1 of the Plan must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or, on and after the Effective Date, the Post Effective Date Debtors and the Plan Administrator, no later than the bar date set in accordance with the Bankruptcy Court’s Order Pursuant to Section 502(b)(9) of the Bankruptcy Code and Bankruptcy Rule 3003(c)(3) Establishing the Deadline for Filing Proofs of Claim and Approving the Form and Manner of Notice Thereof dated October 20, 2009, if applicable, or forty-five (45) days after the effective date of such rejection of such executory contract or unexpired lease.  All such proofs of Claim not filed within such time will be forever barred from assertion against the Debtors and their Estates or the Post Effective Date Debtors and their property.

8.4 Insurance Policies.

Unless specifically assumed or rejected by order of the Bankruptcy Court, or unless listed in the Plan Supplement as set forth in Section 8.1 of the Plan, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan and shall be rejected in accordance with Section 8.1 of the Plan.  Nothing contained in this section shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

ARTICLE IX
CONDITIONS PRECEDENT TO EFFECTIVE DATE

9.1 Conditions Precedent to Effectiveness.

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 9.2 of the Plan:

(a) The Confirmation Order, in form and substance acceptable to the Debtors, HSBC, Harbinger, the Majority in Interest and the Creditors’ Committee shall have been entered and is a Final Order;

(b) All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtors;

(c) Approval of a budget for the Plan Administrator in a form reasonably acceptable to the Debtors, HSBC, the Majority in Interest, and the Creditors’ Committee, as referenced in section 5.6 of the Plan; and

(d) All authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan are obtained and not revoked.

9.2 Waiver of Conditions.

Each of the conditions precedent in Section 9.1 hereof may be waived, in whole or in part, by the Debtors, with the consent of the HSBC, Harbinger, the Majority in Interest and the Creditors’ Committee, which consent shall not be unreasonably withheld.  Subject to the foregoing sentence, any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

9.3 Satisfaction of Conditions.

Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.  In the event that one or more of the conditions specified in Section 9.1 of the Plan have not occurred or otherwise been waived pursuant to Section 9.2 of the Plan by the earlier of (i) sixty (60) days after entry of the Confirmation Order as a final non-appealable order or (ii) June 30, 2010, (a) the Confirmation Order shall be vacated, (b) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

ARTICLE X
EFFECT OF CONFIRMATION

10.1 Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the Estates of the Debtors shall vest in the Post Effective Date Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan.

10.2 Binding Effect.

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interests including any Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.

10.3 Termination of Claims and Equity Interests.

Except as provided in the Plan, all existing Claims against the Debtors—upon the Effective Date—and Equity Interests in the Debtors—upon the date of closing of the Chapter 11 Cases pursuant to Section 5.7 herein—shall be, and shall be deemed to be, terminated, and all holders of such Equity Interests shall be precluded and enjoined from asserting against the Post Effective Date Debtors, their successors or assignees or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date.

10.4 Injunction or Stay.

Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against or Equity Interests in the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on or with respect to or in any way related to any such Claim or Equity Interest against any of the Released Parties or the Post Effective Date Debtors or any of their respective assets or properties including any distributions payable to them hereunder, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any of the Released Parties or the Post Effective Date Debtors or any of their respective assets or properties including any distributions payable to them hereunder with respect to or in any way related to such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against any of the Released Parties or the Post Effective Date Debtors or against the property or interests in property of any of the Released Parties or the Post Effective Date Debtors with respect to or in any way related to such Claim or Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to any of the Released Parties or the Post Effective Date Debtors or against the property or interests in property of any Post Effective Date Debtor with respect to or in any way related to such Claim or Equity Interest, (e) acting or proceeding in any manner in any place whatsoever, that does not conform to or comply with the provisions of the Plan, (f) commencing, continuing, or asserting in any manner any action or other proceeding of any kind with respect to any Claims which are extinguished, released or settled pursuant to the Plan, and (g) taking any actions to interfere with the implementation or consummation of the Plan.

10.5 Terms of Injunction or Stay.

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date, provided, however, that no such injunction or stay shall preclude enforcement of parties’ rights under the Plan and the related documents.

10.6 Reservation of Causes of Action/Reservation of Rights.

Nothing contained in the Plan, except as set forth in Sections 2.5, 4.3, 10.7, 10.8, 10.9(a), 10.9(b) and 10.10 of this Plan, or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors, or the Post Effective Date Debtors may have or may choose to assert against any parties.

10.7 Exculpation.

None of the Debtors, the Post Effective Date Debtors, the Plan Administrator, the members of the Creditors’ Committee in such capacity, GECC, HSBC, U.S. Bank, Harbinger, Wilmington Trust, the Senior Lenders, or any of such parties’ respective officers, directors, managers, members accountants, financial advisors, investment bankers, agents, restructuring advisors, attorneys, and representatives (solely in their capacity as officers, directors, managers, members, accountants, financial advisors, investment bankers, agents, restructuring advisors, attorneys, consultants and representatives) shall have or incur any liability for any Claim, Cause of Action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan, or any other act or omission in connection with the Chapter 11 Cases, the Plan, the Disclosure Statement, or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

10.8 Releases.

Unless otherwise agreed to in a writing executed by the Released Party, on the Effective Date, each of (i) the Debtors and their Estates, (ii) the Creditors’ Committee, (iii) GECC, (iv) Wilmington Trust, (v) HSBC, (vi) Harbinger, (vii) U.S. Bank, (viii) the Senior Lenders (and in the case of (i) though (viii), each of their present or former directors, officers, members, managers, partners, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives and their respective affiliates), (ix) each holder of a Claim or Equity Interest that votes to accept the Plan or who is deemed to accept the Plan and (x) to the fullest extent permitted by law, each holder of an Allowed Claim or Equity Interest who does not vote to accept the Plan but receives a distribution or is entitled to a distribution under the Plan, shall unconditionally, irrevocably and forever release each of the Released Parties from any and all Claims, losses, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity or person would have been legally entitled to assert (whether individually or collectively), relating to any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 11 Cases, any Claims or Interests against the Debtors, or the Plan.

10.9 Causes of Action/Avoidance Actions/Objections.

(a) All Avoidance Actions shall be released as of the Effective Date.

(b) Other than any releases granted in Sections 2.5, 4.3, 10.8 and 10.9(a) herein and prior orders of the Bankruptcy Court, by the Confirmation Order and by another Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Plan Administrator (on behalf of the Post Effective Date Debtor) shall have the right to file objections to Claims that belong to the Debtors or Debtors in Possession.

10.10 Extension of Challenge Period

The Challenge Period (as defined in the Final Cash Collateral Order) with respect to the Second Lien Note Claims and Liens and the Third Lien Note Claims and Liens as set forth in the Final Cash Collateral Order shall be extended to the earlier of: (i) the Effective Date and (ii) June 30, 2010, and upon such date, each member of the Creditors’ Committee shall unconditionally, irrevocably and forever release the holders of Second Lien Note Claims and Third Lien Note Claims, including without limitation, Wilmington Trust, HSBC, and Harbinger, from any and all Claims, losses, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity or person would have been legally entitled to assert (whether individually or collectively), arising out of or relating to the Second Lien Note Claims or Third Lien Note Claims.

10.11 Plan Supplement

The Plan Supplement and the documents contained therein shall be in form, scope and substance satisfactory to the Debtors and reasonably satisfactory to the Creditors’ Committee, HSBC, Harbinger, and the Majority in Interest, and shall be filed with the Bankruptcy Court no later than ten (10) calendar days prior to the deadline set to file objections to confirmation of the Plan, provided that the documents included therein may thereafter be amended and supplemented in a manner reasonably acceptable to the Committee, the Majority in Interest and HSBC prior to execution, so long as no such amendment or supplement materially affects the rights of holders of Claims.  The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.

ARTICLE XI
RETENTION OF JURISDICTION

11.1 The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation:

(a) To hear and determine pending applications for the rejection of executory contracts or unexpired leases and Claims resulting therefrom;

(b) To determine any and all adversary proceedings, applications and contested matters;

(c) To hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code;

(d) To hear and determine any timely objections to, or requests for estimation of Disputed Claims, in whole or in part;

(e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(f) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(g) To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h) To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court;

(i) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date or request by the Post Effective Date Debtors or the Plan Administrator after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);

(j) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan, the Confirmation Order or the Bankruptcy Code;

(k) To issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(l) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) To hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(n) To recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(o) To enter a final decree closing the Chapter 11 Cases; and

(p) To hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1 Effectuating Documents and Further Transactions.

On or before the Effective Date, and without the need for any further order or authority, the Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance reasonably satisfactory to the Debtors, the Creditors’ Committee, HSBC, Harbinger, and the Majority in Interest as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Post Effective Date Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

12.2 Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

12.3 Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition of assets contemplated by the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax.

12.4 Corporate Action.

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the managers or directors of one or more of the Debtors or Post Effective Date Debtors, as the case may be, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Post Effective Date Debtors are incorporated or established, without any requirement of further action by the managers or directors of the Debtors or the Post Effective Date Debtors.

12.5 Modification of Plan.

Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors, with the reasonable consent of the Creditors’ Committee, HSBC, Harbinger, and the Majority in Interest, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtors shall have complied with section 1125 of the Bankruptcy Code.  The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

Prior to the Effective Date, and with the reasonable consent of the Creditors’ Committee, HSBC and the Majority in Interest, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

12.6 Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

12.7 Dissolution of the Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Creditors’ Committee’s attorneys, accountants and other agents, if any, shall terminate other than for purposes of filing and prosecuting applications for (i) final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith and (ii) reimbursement of expenses incurred by Creditors’ Committee members.

12.8 Exhibits/Schedules.

All exhibits and schedules to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

12.9 Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.10 Severability of Plan Provisions.

In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

12.11 Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of laws.

12.12 Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors or Post Effective Date Debtors, to:

Finlay Enterprises, Inc.
529 Fifth Avenue
New York, NY 10017
Attn:   Bruce E. Zurlnick
          Bonni G. Davis
Telephone:  (212) 808-2800
Facsimile:  (212) 808-0349

- and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:     Lori R. Fife, Esq.
Shai Y. Waisman, Esq.
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

If to the Creditors’ Committee, to:

Moses & Singer LLP
405 Lexington Avenue
New York, New York 10174
Attn.:    Lawrence L. Ginsburg, Esq.
Christopher J. Caruso, Esq.
Telephone: (212) 554-7800
Facsimile: (212) 554-7700

If to HSBC, to:

Pryor Cashman LLP
7 Times Square
New York, New York 10036
Attn: Tina N. Moss, Esq.
Telephone: (212) 421-4100
Facsimile: (212) 326-0806

If to Harbinger, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attn:     Alan W. Kornberg, Esq.
Diane Meyers, Esq.
Telephone: (212) 373-3000
Facsimile: (212) 757-3990

with copies to:

Coliseum Capital Management LLC
767 Third Avenue, 35th Floor
New York, New York 10017
Attn: Adam L. Gray and Christopher S. Shackelton
Telephone:  (212) 488-5555
Facsimile: (212) 644-1001

and

JMB Capital Partners LP
450 Park Avenue, 27th Floor
New York, NY 10022
Attn: Gilbert Li
Telephone: (212) 319-4049
Facsimile: (212) 319-1105

and

MFP Partners LP
667 Madison Avenue, 25th Floor
New York, New York 10065
Attn: Timothy E. Ladin, General Counsel and Vice President
Telephone: (212) 752-7345
Facsimile: (212) 752-7265

and:

Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
First Floor
New York, New York 10022
Attn: Leslie A. Plaskon, Esq. and Aaron M. Klein, Esq.
Telephone:  (212) 318-6000
Facsimile: (212) 319-4090

Dated: May 18, 2010

Respectfully submitted,

Finlay Enterprises, Inc., Finlay Fine Jewelry Corporation,
Finlay Merchandising & Buying LLC, eFinlay, Inc.,
Finlay Jewelry, Inc., Carlyle & Co. Jewelers, LLC,
L. Congress, Inc., and Park Promenade, LLC

By:	/s/ Bruce Zurlnick
	Name:	Bruce Zurlnick
	Title:	Senior Vice President and Chief Financial Officer